Exhibit 1.2

(TRANSLATION)

RULES OF THE BOARD OF DIRECTORS

OF

NIPPON DENKI KABUSHIKI KAISHA

(NEC CORPORATION)

Historical Note

Promulgated on October 31, 1951

Partially amended on May 29, 1975

- Do.	-	on September 29, 1982
- Do.	-	on July 27, 1984
- Do.	-	on March 29, 1993
- Do.	-	on March 28, 1997
- Do.	-	on June 27, 1997
- Do.	-	on June 28, 2002
- Do.	-	on June 22, 2005
- Do.	-	on May 1, 2006
- Do.	-	on June 28, 2006
- Do.	-	on December 27, 2006
- Do.	-	on June 23, 2008
- Do.	-	on November 26, 2010
- Do.	-	on September 28, 2015

RULES OF THE BOARD OF DIRECTORS

OF

NIPPON DENKI KABUSHIKI KAISHA

(NEC CORPORATION)

Article 1. (Purpose)

These Rules shall, pursuant to the Articles of Incorporation of the Company, govern the matters relating to the Board of Directors of the Company.

Article 2. (Constituent Members)

1. The Board of Directors shall be comprised of the Directors.

2. Corporate Auditors shall attend and, when they deem it necessary, state their opinion at a meeting of the Board of Directors.

Article 3. (Time and Place of Meetings of the Board of Directors)

1. An ordinary meeting of the Board of Directors shall be held at the Principal Office of the Company, in principle, once every month. Provided, however, that in case of necessity, place of the ordinary meeting may be changed.

2. An extraordinary meeting of the Board of Directors shall be held from time to time whenever necessary.

Article 4. (Convocation of Meetings of the Board of Directors)

1. The meeting of the Board of Directors shall be convened by a Director who is appointed by the Board of Directors, and, in cases where he/she is unable to act, the meeting shall be convened by another Director in accordance with an order previously determined by the Board of Directors.

2. Any Director other than the Director authorized to convene a meeting as prescribed in the preceding paragraph and any Corporate Auditor may, by submitting written agenda and reasons therefor to the Director authorized to convene a meeting, request for the convocation of a meeting of the Board of Directors.

3. If, in the case provided for in the preceding paragraph, no notice to convene a meeting of the Board of Directors to be held on a date no later than two weeks from the date of the request has been issued within five days after such request, the Director or Corporate Auditor who made such request may convene the meeting of the Board of Directors.

4. If all the offices of Directors authorized to convene a meeting of the Board of Directors are vacant or such Directors are unable to act, any other Director may convene the meeting of the Board of Directors.

Article 5. (Convocation Notice)

In convening a meeting of the Board of Directors, notice shall be issued to each Director and each Corporate Auditor at least three days before the meeting date. Provided, however, in case of an urgency, this period may be shortened.

Article 6. (Chairman)

1. The chairmanship of the Board of Directors shall be assumed by a Director who is appointed by the Board of Directors, and, in cases where he/she is unable to act, it shall be assumed by another Director in accordance with an order previously determined by the Board of Directors.

2. Chairman at a meeting of the Board of Directors convened under Article 4, Paragraph 3 or Paragraph 4 shall be elected from among the Directors present.

Article 7. (Method of Resolution)

1. A resolution of a meeting of the Board of Directors shall be passed by a majority of votes of the Directors present, who shall constitute a majority of all the Directors. Provided, however, that in cases where a proposal has been made by any of the Directors with respect to any of the matters to be resolved by the Board of Directors, by way of a paper document or electromagnetic files stating or recording such matters to all other Directors entitled to participate in the resolution with respect to such matters and all the Corporate Auditors, it shall be deemed that such matter is adopted by a resolution of the Board of Directors if all such Directors consent to such proposal and all the Corporate Auditors express their having no objections to such proposal by way of a paper document within seven days after the delivery of such proposal, it shall be deemed that such proposal is adopted by a resolution of the Board of Directors.

2. No Director having a particular interest in any specific resolution of the Board of Directors shall exercise his/her voting right upon such resolution. The number of Directors who are so prevented from voting at a meeting shall be excluded from the number of the Directors present and the Directors then in office for the purpose of the preceding paragraph.

Article 8. (Matters to be Discussed)

1. The matters to be discussed at a meeting of the Board of Directors shall be the matters to be resolved, the matters to be deliberated and the matters to be reported.

2. Details of the matters to be resolved, the matters to be deliberated and the matters to be reported shall be separately determined.

Article 9. (Representative Director)

1. The Representative Directors shall, pursuant to the resolutions of the Board of Directors, represent the Company and execute the business of the Company.

2. The Representative Directors may determine the matters concerning the execution of the Company’s business except those matters which are required by law or ordinance or by these Rules to be determined by resolutions of the Board of Directors. Provided, however, that this shall not apply to the matter with respect to which a specific resolution of the Board of Directors was made.

Article 10. (Minutes)

1. The time and place, summary of proceedings and results of each meeting of the Board of Directors and other matters which are required by law or ordinance shall be recorded in the minutes, which shall be signed by the Directors and Corporate Auditors present or on which the names and seals of the Directors and Corporate Auditors present shall be placed.

2. The minutes mentioned in the preceding paragraph shall be kept at the Principal Office of the Company for ten years.

Article 11. (Attendance of Persons Not Directors or Corporate Auditors)

The chairman of a meeting of the Board of Directors may, if necessary, invite persons other than Directors or Corporate Auditors to attend the meeting of the Board of Directors in order to obtain their opinion.

Article 12. (Amendments)

Any amendment to these Rules shall be made by a resolution of the Board of Directors.